Exhibit 2.2

CONSOLIDATED FINANCIAL STATEMENTS
(IN CANADIAN DOLLARS)

FOR THE YEARS ENDED
DECEMBER 31, 2012 AND 2011

DATED: FEBRUARY 28, 2013

Plazacorp Retail Properties Ltd.

Plazacorp Retail Properties Ltd.

To the Shareholders of Plazacorp Retail Properties Ltd.

The accompanying consolidated financial statements and information contained in the Annual Report have been prepared by, and are the responsibility of, the management of the Company.  The financial statements have been prepared within accepted limits of materiality and in accordance with the International Financial Reporting Standards appropriate in the circumstances.

Management maintains appropriate systems of internal control.  Policies and procedures are designed to provide reasonable assurance that transactions are properly authorized, assets are safeguarded and financial records are properly maintained to provide reliable information for preparation of financial statements.

The Board of Directors oversees management’s responsibilities for the preparation of the consolidated financial statements and accompanying management’s discussion and analysis (MD&A) primarily through the activities of its Audit Committee, which is comprised solely of directors who are unrelated to, and independent of, the Company.  The Audit Committee meets regularly with management and the independent auditors to review the consolidated financial statements and MD&A and recommend approval by the Board of Directors. These consolidated financial statements and MD&A have been approved by the Board of Directors for inclusion in this Annual Report.

KPMG LLP, the independent auditors appointed by the shareholders based on the recommendation of the Audit Committee, have been engaged to audit the consolidated financial statements and provide an independent professional opinion thereon. The auditors have full and independent access to the Audit Committee to discuss audit and related matters.

Michael Zakuta	Floriana Cipollone
President and CEO	Chief Financial Officer
February 28, 2013	February 28, 2013

Plazacorp Retail Properties Ltd.

KPMG LLP
Chartered Accountants
Frederick Square		One Factory Lane		Harbour Building
77 Westmorland Street		Place Marven’s		133 Prince William Street
Fredericton NB E3B 6Z3		PO Box 827		PO Box 2388 Stn Main
Telephone	(506) 452-8000	Moncton NB E1C 8N6		Saint John NB E2L 3V6
Fax	(506) 450-0072	Telephone	(506) 856-4400	Telephone	(506) 634-1000
Internet	www.kpmg.ca	Fax	(506) 856-4499	Fax	(506) 633-8828

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of Plazacorp Retail Properties Ltd.

We have audited the accompanying consolidated financial statements of Plazacorp Retail Properties Ltd., which comprise the consolidated statements of financial position as at December 31, 2012 and December 31, 2011, the consolidated statements of comprehensive income, changes in equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Plazacorp Retail Properties Ltd. as at December 31, 2012 and December 31, 2011, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards.

Chartered Accountants

February 28, 2013

Fredericton, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.

Plazacorp Retail Properties Ltd.

Consolidated Statements of Financial Position

(audited)

	December 31,	December 31,
(in thousands of Canadian dollars)	2012	2011

Assets

Non-Current Assets
Investment properties (Note 4)	$557,374	$493,445
Investments (Note 5)	40,470	29,656
Tenant loans	939	1,388
Deferred income tax asset (Note 14)	951	609
	599,734	525,098
Current Assets
Cash	3,152	3,767
Receivables (Note 6)	1,142	1,016
Prepaid expenses and deposits (Note 7)	2,971	3,344
Current portion of investments (Note 5)	—	15,548
Notes receivable (Note 8)	263	1,572
	7,528	25,247
	$607,262	$550,345

Liabilities and Shareholders’ Equity

Non-Current Liabilities
Debentures payable (Note 9)	$21,865	$39,532
Mortgage bonds payable (Note 10)	2,065	2,045
Mortgages payable (Note 11)	214,648	228,026
Deferred income tax liability (Note 14)	61,385	47,867
	299,963	317,470
Current Liabilities
Bank indebtedness (Note 12)	3,647	—
Current portion of mortgage bonds payable (Note 10)	—	6,000
Current portion of mortgages payable (Note 11)	44,374	19,261
Accounts payable and accrued liabilities	5,888	7,635
Income taxes payable (Note 14)	1,022	141
Notes payable (Note 13)	1,157	1,051
	56,088	34,088
	356,051	351,558

Shareholders’ equity	237,570	187,509
Non-controlling interests	13,641	11,278
	251,211	198,787
	$607,262	$550,345

Contingencies, commitments, guarantees, indemnities, litigation and provisions — see Note 24.

Subsequent events — see Note 27.

Michael Zakuta, Director	Earl Brewer, Director

The notes on pages 7 to 32 are an integral part of these consolidated financial statements.

Plazacorp Retail Properties Ltd.

Consolidated Statements of Comprehensive Income

(audited)

(in thousands of Canadian dollars)	2012	2011

Revenues	$59,412	$55,588
Operating expenses (Note 15)	(24,114)	(22,101)
Net property operating income	35,298	33,487

Share of profit of associates	9,623	5,701
Administrative expenses (Note 15)	(5,934)	(3,642)
Investment income	240	309
Other income	1,744	579
Other expenses	(9)	(159)
Income before finance costs, fair value adjustments, gain (loss) on disposals and income taxes	40,962	36,275

Finance costs	(16,075)	(17,574)
Finance costs - net loss from fair value adjustments to convertible debentures	(673)	(2,744)
Finance costs - net revaluation of interest rate swaps	48	(363)
Net gain from fair value adjustments to investment properties	37,091	23,864
Loss on disposal of surplus land	(43)	(3)
Profit before income tax	61,310	39,455

Income tax expense (Note 14)
- Current	(1,061)	(169)
- Deferred	(13,176)	(10,349)
	(14,237)	(10,518)

Profit and total comprehensive income for the year	$47,073	$28,937

Profit and total comprehensive income for the year attributable to:
- Shareholders	$43,598	$28,114
- Non-controlling interests	3,475	823
	$47,073	$28,937

The notes on pages 7 to 32 are an integral part of these consolidated financial statements.

Plazacorp Retail Properties Ltd.

Consolidated Statements of Changes in Equity

(audited)

	Share Capital	Retained	Total Attributable to	Non- Controlling	Total
(in thousands of Canadian dollars)	(Note 16)	Earnings	Shareholders	Interests	Equity
Balance as at December 31, 2010	$47,395	$82,829	$130,224	$10,730	$140,954
Profit and total comprehensive income for the year	—	28,114	28,114	823	28,937
Transactions with shareholders, recorded directly in equity:
- Contributions by shareholders	9,294	—	9,294	—	9,294
- Contributions by shareholders — equity raise	30,861	—	30,861	—	30,861
- Dividends to shareholders (Note 19)	—	(10,984)	(10,984)	—	(10,984)
- Distributions to non-controlling interests and changes in ownership interests in subsidiaries that do not result in loss of control	—	—	—	(275)	(275)
Balance as at December 31, 2011	$87,550	$99,959	$187,509	$11,278	$198,787
Profit and total comprehensive income for the period	—	43,598	43,598	3,475	47,073
Transactions with shareholders, recorded directly in equity:
- Contributions by shareholders	19,609	—	19,609	—	19,609
- Dividends to shareholders (Note 19)	—	(13,146)	(13,146)	—	(13,146)
- Distributions to non-controlling interests and changes in ownership interests in subsidiaries that do not result in loss of control	—	—	—	(1,112)	(1,112)
Balance as at December 31, 2012	$107,159	$130,411	$237,570	$13,641	$251,211

The notes on pages 7 to 32 are an integral part of these consolidated financial statements.

Plazacorp Retail Properties Ltd.

Consolidated Statements of Cash Flows
(audited)

(in thousands of Canadian dollars)	2012	2011
Cash obtained from (used for):
Operating activities
Profit and total comprehensive income for the year	$47,073	$28,937
Interest expense	15,311	16,837
Items not affecting cash:
Share of profit of associates	(9,623)	(5,701)
Amortization of finance charges included in interest expense	765	737
Net change in fair value of investment properties	(37,091)	(23,864)
Net change in fair value of convertible debentures	673	2,744
Loss on disposal of land	43	3
Net change in fair value of interest rate swaps	(48)	363
Current and deferred income taxes	14,237	10,518
Straight-line rent revenue	(1,117)	(1,111)
Interest paid	(15,681)	(16,574)
Defeasance expense paid	—	(240)
Income taxes paid	(180)	(128)
Leasing commissions	(429)	(1,861)
Change in non-cash working capital (Note 20)	23	623
	13,956	11,283
Financing activities
Issuance of notes payable	106	496
Issue of common shares (Note 16)	582	30,256
Dividends paid to shareholders (Note 19)	(13,146)	(10,984)
Dividend reinvestment proceeds (Note 16)	687	1,298
Net repayment of bonds and debentures	(6,000)	(3,601)
Gross mortgage proceeds	53,229	47,262
Financing charges incurred from mortgage placement	(247)	(642)
Mortgages repaid	(37,895)	(23,153)
Periodic mortgage principal repayments	(4,049)	(3,773)
	(6,733)	37,159
Investing activities
Acquisition of Plaza Group Management Limited (Note 21)	—	(113)
Acquisitions, developments and redevelopments	(27,394)	(39,870)
Proceeds from disposal of surplus land (Note 4)	427	247
Payments of bonds purchased for mortgage defeasances (Note 5)	15,548	685
Bonds purchased for mortgage defeasances and other investments (Note 5)	(258)	(13,668)
Equity accounted investments — (contributions to) and distributions from	(933)	2,156
Contributions paid by subsidiaries to non-controlling interests	(1,112)	(275)
Decrease (increase) in deposits for acquisitions and financings	479	(558)
Decrease in notes receivable	1,309	1,078
Repayment of tenant loans	604	570
Funding of tenant loans	(155)	(334)
	(11,485)	(50,082)
Net decrease in cash	(4,262)	(1,640)
Cash less bank indebtedness, beginning of the year	3,767	5,407

Cash less bank indebtedness, end of the year	$(495)	$3,767

The notes on pages 7 to 32 are an integral part of these consolidated financial statements.

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

1.             Reporting Entity

Plazacorp Retail Properties Ltd. (the “Company”) is incorporated and domiciled in Canada.  The address of the Company’s registered office is 527 Queen Street, Fredericton, New Brunswick.

The Company operates a retail real estate ownership and development business in Ontario, Quebec, and the Atlantic Provinces.  The Company was incorporated under the New Brunswick Business Corporations Act on February 2, 1999.  On December 11, 2002 the Company amended its articles of incorporation to become a Mutual Fund Corporation as defined in the Income Tax Act of Canada.

2.             Basis of Preparation

(a)           Statement of Compliance

These consolidated financial statements have been prepared in accordance with International Accounting Standards (“IFRS”) as issued by the International Accounting Standard Board (“IASB”).

The consolidated financial statements were authorized for issue by the Board of Directors of the Company on February 28, 2013.

(b)           Basis of Measurement

The consolidated financial statements have been prepared on a historical cost basis, except for the following items in the consolidated statements of financial position:

•                      Interest rate swaps measured at fair value;

•                      Share-based payments measured at fair value;

•                      Convertible debentures measured at fair value;

•                      Investment property measured at fair value; and

•                      Investment property included in investments measured at fair value.

These consolidated financial statements are presented in Canadian dollars, which is the Company’s functional currency.

(c)           Use of Estimates and Judgements

The preparation of the Company’s consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of certain assets and liabilities at the reporting date and the reported amounts of revenues and expenses during the reporting period.  The significant estimates and judgements include the assessment of fair values, the discount rates used in the valuation of the Company’s assets and liabilities, capitalization rates, the relative credit worthiness of the Company to its counterparties, the ability to use tax losses and other tax measurements, the determination of the degree of control that exists in determining the corresponding accounting basis, the amount of borrowing costs to capitalize to properties under development and the selection of accounting policies.

One significant judgement and key estimate that affects the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period, relates to property valuations.  Investment properties, which are carried on the consolidated statements of financial position at fair value, are valued either by the Company or by external valuators.  The valuation of investment properties is one of the principal estimates and uncertainties of these financial statements.  The valuations are based on a number of assumptions, such as appropriate discount rates and capitalization rates and estimates of future rental income, operating expenses and capital expenditures. These investment properties are sensitive to fluctuations in capitalization and discount rates.

3.             Summary of Significant Accounting Policies

The  Company’s  accounting  policies  set  out  below  have  been  applied  consistently  to  all  periods  presented  in  these consolidated financial statements.

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

(a)           General and Consolidation

The consolidated financial statements comprise the financial statements of the Company and the entities that it controls. Entities subject to joint control arrangements are accounted for using proportionate consolidation.  Entities subject to significant influence are accounted for using the equity method.  Entities over which the Company does not exercise significant influence are accounted for using the cost method.  The financial statements of the consolidated and equity accounted entities are prepared for the same reporting period as the Company, using consistent accounting policies.

All intra-group balances, transactions, income and expenses resulting from intra-group transactions are eliminated in full.

(b)           Investment Properties

Investment properties consist of all of the Company’s consolidated commercial properties, development properties, land held for future development and land parcels that become surplus after assembly and subdivision of parcels used for development. Investment properties include interests held under land leases. The Company has adopted application of IAS 40, “Investment Property”, and has chosen the fair value method of valuing its investment properties.  Fair value represents the amount at which the properties could be exchanged between knowledgeable, willing parties in an arm’s length transaction at the date of valuation.

The fair value of investment properties is based on a combination of external appraisals and internal valuations based on a capitalization matrix provided by independent appraisers.  Management undertakes a quarterly review of the fair value of its investment properties to assess the continuing validity of the underlying assumptions, such as cash flows and capitalization rates.  Where increases or decreases are warranted, the Company adjusts the fair values of its investment properties.  Related fair value gains and losses are recorded in profit in the period in which they arise.

Development properties included in investment properties consist of properties under construction. To the extent fair value is reliably determinable, the carrying value of such development properties is adjusted to fair value.  To the extent that fair value is not reliably determinable, the development properties are carried at cost until fair value becomes reliably determinable.

Surplus lands are included in investment properties and are carried at fair value.  The fair value of the surplus lands is based on a combination of external appraisals and internal valuations based on recent market transactions.

Investment properties are classified as held for sale if their carrying amount will be recovered primarily through a sale transaction rather than through continuing use.  The asset is classified as such, only when management has committed to a plan to sell, when the sale is probable and is expected to qualify for recognition as a completed sale within one year.

(c)           Capitalization of Costs

The Company capitalizes investment property acquisition costs incurred at the time of purchase.

For development properties, the Company capitalizes all direct expenditures incurred in connection with their acquisition, development and construction.   These expenditures consist of all direct costs and borrowing costs on both specific and general debt.  Borrowing costs are offset by any interest earned by the Company on borrowed funds prior to utilization.  The development period commences when expenditures are being incurred and activities necessary to prepare the asset for its intended use are in progress.  Capitalization ceases when substantially all the activities necessary to prepare the asset for its intended use are complete.

(d)           Revenue

(i)  Rental revenue

Rental revenue includes rent earned from tenants under lease arrangements; including, base rent, percentage rents, straight- line rents, property tax and operating cost recoveries and incidental income including lease cancellation payments.  The Company retains substantially all of the benefits and risks of ownership of its investment properties and therefore accounts for leases with its tenants as operating leases.

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

Common area maintenance (CAM) recoveries are the share of property operating costs charged to tenants under the terms of the leases.   Recoveries from tenants for common area maintenance, real estate taxes and other recoverable costs are recognized as revenue in the period that services are provided.

(ii) Straight-line rent

Certain leases provide for (i) tenant occupancy during the period for which no rent is due (free rent period) or (ii) minimum rent increases during the term of the lease.  Rental revenue is recorded for the fixed term of each lease on a straight-line basis.  The straight-line or free rent receivable, as applicable, is recorded as a component of investment properties for the difference between the rental revenue recorded and the contractual amount received.  When a property is acquired, the term of existing leases is considered to commence as of the acquisition date for the purposes of the straight-line rent calculations. For lease renewals, the effective date of the lease is used for the purposes of the straight-line rent calculations.

(e)           Income Taxes

Income tax expense comprises current and deferred tax.  Current tax and deferred tax are recognized in profit or loss except when they relate to items that are recognized outside profit or loss, such as in the case of a business combination, or items recognized directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using the tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.  Deferred tax is not recognized for the following temporary differences: (i) the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss; and (ii) differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future.  In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse at either the capital gains rate or income rate, based on the laws that have been enacted or substantively enacted by the reporting date.  Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different taxable entities but there is an intention to settle liabilities and assets on a net basis.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(f)            Cash

Cash represent cash in  bank accounts and  short-term deposits with initial  maturity dates of less than 90 days.  The Company’s cash balance does not include any instruments related to asset-backed securities or commercial paper programs.

(g)           Share-based Payments

The Company issues share-based awards, comprised of restricted share units, to certain officers, employees and directors of the Company or its affiliates.  Under the restricted share unit plan, the fair value of the units granted is recognized as compensation expense over the vesting period.  Fair value is determined with reference to the market price of the Company’s common shares.

Since the Company’s common shares are redeemable at the option of the holder and are, therefore, considered puttable instruments in accordance with IAS 32, “Financial Instruments: Presentation”, any restricted share units are accounted for as a liability because the participants’ rights to receive a puttable instrument is a cash-settled share-based payment under IFRS 2, “Share-based Payments”.  The restricted share units liability is adjusted to reflect the change in fair value of the units at each reporting period with the changes in fair value recognized as compensation expense.

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

(h)           Investments

Investments in entities where control or significant influence over the financial and operating policies of the entity does not exist are recorded at cost. Amounts received or receivable in accordance with the income distribution formula of the entity, if not capital or financing receipts, are included in income.   Investments in entities where significant influence over the financial and operating policies of the entity exist are accounted for using the equity method.  Amounts received from these entities are accounted for as a reduction of the investments and the proportionate share of the net income or loss from the investments are recorded in profit or loss for the period and as an increase or decrease to the investment.

Investment properties that are held by equity-accounted entities are measured at fair value, consistent with the Company’s policy for its consolidated investment properties.  The Company’s pro-rata share of any fair value gain or loss is calculated based on “winding-up” the specific entity and distributing the net assets to the partners as dictated by the respective agreements.  The Company’s pro-rata share of any fair value gain or loss is recorded in profit or loss for the period within share of profit of associates.

(i)            Financial Instruments

The Company has or has had the following non-derivative financial assets and financial liabilities: at fair value through profit and loss, held-to-maturity financial assets, loans and receivables, available-for-sale financial assets and other financial liabilities.

Financial assets and liabilities are offset and the net amount is presented in the statement of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

The effective interest method is used for financial instruments measured at amortized cost and allocates interest over the relevant period.  The effective interest rate is the rate that discounts estimated future cash flows (including all fees paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the instrument, to the net carrying amount on initial recognition.

Any transaction costs associated with financial instruments measured at fair value through profit and loss are expensed as incurred in the consolidated statement of comprehensive income.

(i)        Financial assets at fair value through profit and loss

A financial asset is classified at fair value through profit and loss if it is classified as held for trading or is designated as such upon initial recognition. A financial asset is classified as held for trading if it has been acquired principally for the purpose of selling in the near term, or it is part of a portfolio of identified financial instruments that the Company manages together and has a recent actual pattern of short-term profit-taking.  Financial assets are designated at fair value through profit and loss if the Company manages and evaluates such assets on a fair value basis in accordance with the Company’s documented risk management or investment strategy.  Upon initial recognition, certain transaction costs are recognized in profit and loss as incurred.  Financial assets at fair value through profit and loss are measured at fair value, and changes therein are recognized in profit and loss.

The Company’s held for trading assets consist of cash.

(ii)       Financial liabilities at fair value through profit and loss

Convertible debentures issued by the Company are convertible into common shares at the option of the holder and the number of common shares to be issued does not vary with changes in their fair value.  As the Company’s common shares are redeemable at the option of the holder and are, therefore, considered puttable instruments in accordance with IAS 32, “Financial Instruments: Presentation”, the convertible debentures are considered a liability containing liability-classified embedded derivatives.

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

The Company has elected to record the full outstanding amount of each convertible debenture at fair value determined using a valuation methodology which considers the volatility of the share price and current credit spreads.  Changes in fair value are recognized in profit and loss.

(iii)      Held-to-maturity financial assets

If the Company has the positive intent and ability to hold certain financial assets to maturity, then such financial assets are classified as held-to-maturity.  Held-to-maturity financial assets are recognized initially at fair value plus any directly attributable transaction costs.  Subsequent to initial recognition held-to-maturity financial assets are measured at amortized cost using the effective interest method, less any impairment losses.  Any sale or reclassification of a more than insignificant amount of held-to-maturity investments not close to their maturity would result in a reclassification of all held-to-maturity investments as available-for-sale, and prevent the Company from classifying investment securities as held-to-maturity for the current and the following two financial years.

Held-to-maturity assets are comprised of Government of Canada bonds and cash substituted for mortgage security under defeasance arrangements.

(iv)     Loans and receivables

Trade receivables, loans and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as loans and receivables.  Such assets are recognized initially at fair value plus any directly attributable transactions costs.  Subsequent to initial recognition loans and receivables are measured at amortized cost using the effective interest method, less any impairment losses.

Loans and receivables comprise receivables, notes receivable and tenant loans.

(v)      Available-for-sale financial assets

Available-for-sale financial assets are non-derivative financial assets that are designated as available-for-sale and that are not classified in any of the previous categories.  Subsequent to initial recognition, they are measured at fair value and changes therein, other than impairment losses are recognized in other comprehensive income and presented within equity in the fair value reserve. When an available-for-sale financial asset is derecognized, the cumulative gain or loss in other comprehensive income is transferred to profit or loss.

The Company currently has no assets which are designated as available-for-sale.

(vi)     Other financial liabilities

The Company initially recognizes debt securities issued and subordinated liabilities on the date that they are originated.  All other financial liabilities are recognized on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled or expire.

Such financial liabilities are recognized initially at fair value plus any directly attributable transaction costs.  Subsequent to initial recognition these financial liabilities are measured at amortized cost using the effective interest method.

The Company’s other financial liabilities consist of accounts payable and accrued liabilities, notes payable, mortgage bonds payable, bank indebtedness and mortgages payable.

(vii)    Share capital

The  Company’s  common  shares  are  redeemable  at  the  option  of  the  holder  and,  therefore,  are  considered  puttable instruments. Puttable instruments are required to be accounted for as financial liabilities, except where certain conditions are met in accordance with lAS 32, “Financial Instruments: Presentation”, in which case, the puttable instruments may be

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

presented as equity. The Company’s common shares meet the conditions of lAS 32 and are, therefore, classified and accounted for as equity.

(j)         Derivative Financial Instruments

The Company’s derivative financial instruments consist of interest rate swaps (that do not qualify for hedge accounting) that have been entered into in order to manage the impact of floating interest rates on certain long-term debt.  The Company’s derivatives are recognized initially at fair value.  Attributable transaction costs are recognized in profit or loss as incurred. Subsequent to initial recognition, derivatives are measured at fair value, and changes therein are recognized in profit and loss in the reporting period.

(k)        Leasing Costs

Payments to tenants under lease contracts are characterized as either tenant improvements, which enhance the value of the property, or lease inducements.  When the obligation is determined to be a tenant improvement, the Company is considered to have acquired an asset.  Accordingly, the tenant improvements are capitalized as part of investment property.  When the obligation is determined to be a lease inducement, the amount is recognized as an asset which forms a component of investment property and is deferred and amortized over the term of the lease as a reduction of revenue.

(l)         Finance Costs

Finance costs comprise interest expense on borrowings, fair value changes in financial assets and liabilities, the fair value adjustment on interest rate swap derivatives and transaction costs associated with the issuance of convertible debentures which are recorded at fair value.  Transaction costs associated with financial liabilities presented at amortized cost are presented with the related debt instrument and amortized using the effective interest method over the anticipated life of the related debt.

(m)       Future Changes in Accounting Policies

A number of new standards, and amendments to standards and interpretations under IFRS, are not yet effective for the year ended December 31, 2012, and have not been applied in preparing these consolidated financial statements.

(i)   Financial instruments

The IASB has issued a new standard, IFRS 9 (2010), “Financial Instruments”, which will ultimately replace IAS 39, “Financial Instruments — Recognition and Measurement” and augments the previously issued IFRS 9 (2009).  The standard eliminates the existing IAS 39 categories of held-to-maturity, available-for-sale and loans and receivables.  This standard becomes effective on January 1, 2015. The Company is currently evaluating the impact of this new standard.

(ii)   Consolidated financial statements

The IASB issued IFRS 10, “Consolidated Financial Statements” on May 12, 2011 to replace the current IAS 27, “Consolidated and Separate Financial Statements”.  The new standard identifies the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of the parent company.  This new standard is effective for fiscal years beginning January 1, 2013.   The Company has evaluated this standard and the implementation of this new standard will not have a significant impact on the Company’s financial statements.

(iii)  Joint arrangements

The IASB issued IFRS 11, “Joint Arrangements” on May 12, 2011 to replace the current IAS 31, “Interests in Joint Ventures”.   The new standard classifies joint arrangements as either joint ventures or joint operations.   Interests in joint ventures will be accounted for using equity accounting, eliminating the proportionate consolidation option currently available under IAS 31.  This new standard is effective for fiscal years beginning January 1, 2013.  The Company has evaluated this standard and a number of the Company’s joint arrangements will be considered joint ventures and accounted for using the equity method instead of proportionate consolidation. The Company estimates that approximately $17 million of gross assets and approximately $15 million of gross liabilities will be reclassified and netted to investments on the statement of financial

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

position (net increase to investments of approximately $2 million).  There should be no material impact to profit and total comprehensive income, however, certain revenues and expenses will be reclassified and recorded as share of profit of associates.

(iv)  Disclosure of interest in other entities

On May 12, 2011 the IASB issued IFRS 12, “Disclosure of Interest in Other Entities”.  This standard establishes disclosure requirements for interests in other entities, including joint arrangements, associates, special purpose entities and other off balance sheet entities. This new standard is effective for fiscal years beginning January 1, 2013. The Company has evaluated this standard and has determined that it will need to disclose information regarding the nature of, and risks associated with, its interest in other entities and the effects of those interests on its financial position, financial performance and cash flows.

(v)   Fair value measurement

The IASB issued IFRS 13, “Fair Value Measurement” on May 12, 2011.  This is a comprehensive standard for fair value measurement and disclosure of fair value measurements across various IFRS standards. IFRS 13 provides a definition of fair value, sets out a single IFRS framework for measuring fair value, and outlines requirements for disclosure of fair value measurements.  The new standard is effective for fiscal years beginning January 1, 2013.  The Company has evaluated this standard and it is not anticipated to have a significant impact on the Company.

(vi)   Other standards

The IASB amended IAS 1, “Presentation of Financial Statements” with changes effective July 1, 2012 and IAS 19, “Employee Benefits” with changes effective January 1, 2013.  These standards have been reviewed and they are not anticipated to have a significant impact on the Company.

4.         Investment Properties

	December 31,	December 31,
	2012	2011
Balance, beginning of year:	$493,445	$426,516
Additions (deductions):
Additions to investment properties	15,205	28,206
Additions - acquisitions	10,733	13,998
Disposals	(470)	(250)
Straight line rent receivable change	1,370	1,111
Fair value adjustment	37,091	23,864
Balance, end of year:	$557,374	$493,445

The majority of the Company’s investment properties have been pledged as security under various mortgage and mortgage bond agreements.

Acquisitions consist of land and existing properties purchased for future development and land consolidation.

Investment properties are stated at fair value using the following methods, estimates and key assumptions:

(i)         External appraisals

External appraisals from independent appraisers are obtained in the normal course of business as refinancing activities require them.  Where available, the fair value of various investment properties are based on these external appraisals.  Of the total fair value in the chart above, $60.8 million of investment properties were based on such external appraisals (December 31, 2011 - $3.5 million).

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

(ii)        Internal approach - direct capitalization income approach

Under this method the Company determines the fair value based upon capitalization rates applied to normalized net operating income (property revenue less property operating expenses).  The key assumption is the capitalization rate for each specific property.   The Company receives quarterly capitalization rate matrices from an external independent appraiser.   The capitalization rate matrices provide a range of rates for various geographic regions and for various types and qualities of properties within each region.  The Company utilizes capitalization rates within the range of rates provided.  To the extent that the externally provided capitalization rate ranges change from one reporting period to the next or should another rate within the provided ranges be more appropriate than the rate previously used, the fair value of the investment properties would increase or decrease accordingly.

As at December 31, 2012 the Company has utilized the following range of capitalization rates:

	Number of Properties(1)	Weighted average capitalization rates	Primary Market	Secondary Market
Freestanding	39	6.27%	5.75% – 6.75%	6.00% - 7.25%
Anchored Strip — Class A	11	6.70%	5.75% - 6.75%	6.25% - 8.00%
Anchored Strip — Class B	17	6.57%	6.00% - 7.25%	6.50% - 8.50%
Unanchored Strip	29	7.73%	6.75% - 7.75%	7.00% - 9.25%
Enclosed Malls — Community	5	8.25%	6.25% - 8.50%	7.00% - 9.50%
	101	6.80%

(1) Excludes properties under development and non-consolidated trusts and partnerships.

Freestanding - defined as freestanding retail space leased to a national tenant. May include nominal additional gross leasable area (“GLA”) if the additional GLA is 15% or less than the total GLA or gross revenue.

Anchored Strip — Class A - defined as a food or equivalent-anchored retail strip, 20,000-125,000 square feet and where the anchor tenant represents 70% or more of GLA or gross revenue.

Anchored Strip — Class B - defined as a food or equivalent-anchored retail strip, 20,000-200,000 square feet and where the anchor tenant represents less than 70% of GLA or gross revenue.

Unanchored Strip - defined as an unanchored retail strip less than 75,000 square feet.

Enclosed Malls - Community - defined as an enclosed community mall with food or department/junior department store or equivalent anchors.

As at December 31, 2011 the Company has utilized the following range of capitalization rates:

	Number of Properties(1)	Weighted average capitalization rates	Primary Market	Secondary Market
Freestanding	37	6.82%	6.50% – 7.50%	6.75% - 7.75%
Anchored Strip — Class A	11	7.33%	6.25% - 7.75%	7.00% - 8.50%
Anchored Strip — Class B	16	7.30%	6.50% - 8.00%	7.25% - 9.00%
Unanchored Strip	29	7.99%	7.25% - 8.00%	7.75% - 9.75%
Enclosed Malls — Community	5	8.82%	7.00% - 8.75%	7.75% - 10.00%
	98	7.41%

(1) Excludes properties under development and non-consolidated trusts and partnerships.

At December 31, 2012 a decrease of 0.25% in the capitalization rates used to determine the fair value of investment properties would have resulted in an increase in investment properties of approximately $20.5 million.  An increase of 0.25% in the capitalization rates used would have resulted in a decrease in investment properties of approximately $19.1 million.

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

(a)           Straight-line Rent

Included in investment properties as at December 31, 2012 is $7.8 million (December 31, 2011 - $6.4 million) of straight line rents receivable arising from the recognition of rental revenue on a straight line basis over the lease terms in accordance with IAS 17, “Leases”.

(b)           Surplus Land

Included in investment properties as at December 31, 2012 is $1.2 million of surplus lands at fair value (December 31, 2011 - $1.3 million).

(c)           Properties Under Development

Included in investment properties as at December 31, 2012 is $22.2 million of properties under development (December 31, 2011 - $23.5 million), of which $17.7 million are recorded at cost as fair value was not determinable (December 31, 2011 - $9.7 million).

(d)           Borrowing Costs

The total amount of borrowing costs capitalized for the year ended December 31, 2012 is $892 thousand (for the year ended December 31, 2011 - $1.0 million).

(e)           Disposals

During the year ended December 31, 2012, the Company disposed of land in Riviere-du-Loup, QC, Shawinigan, QC and Petawawa, ON for net proceeds of $427 thousand and an accounting loss of $43 thousand (representing transaction costs on sale).

During the year ended December 31, 2011, the Company disposed of surplus lands in Miramichi, N.B. for net proceeds of $247 thousand and an accounting loss of $3 thousand (representing transaction costs on sale).

5.         Investments

Investments consist of the following:

	Ownership Position	Preferred Return	Residual Return	December 31, 2012	December 31, 2011
Equity Accounted Investments
Centennial Plaza Limited Partnership	10%	10%	20%	$8,175	$6,900
MDO Limited Partnership	20%	10%	30%	4,611	4,352
Village Shopping Centre Limited Partnership	30%	8%	50%	20,381	13,617
Trois Rivieres Limited Partnership	15%	10%	30%	2,037	1,448
Plazacorp-Shediac Limited Partnership	10%	8%	50%	1,635	1,463
Plazacorp Ontario1 Limited Partnership	25%	4%	25%	2,113	1,616
VGH Limited Partnership	20%	8%	27%	1,000	—
				39,952	29,396

Cost Accounted Investments
Northwest Plaza Commercial Trust	10%	—	—	260	260
				40,212	29,656

		Effective
	Maturity	Interest
	Dates	Rate

Held-to-Maturity Investments
Government of Canada bonds, mortgage bonds and cash — substituted for mortgage security	Aug 1/17	9%	258	15,548
Less: current portion of investments			—	(15,548)
Investments — long-term portion			$40,470	$29,656

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

The share of the profits or other compensation, which the equity-accounted investments noted above are entitled to, is distributed first as a preferred return on invested capital, as outlined above, with the remaining distributed as a residual return.

Held-to-maturity investments as at December 31, 2012 were made up of mortgage bonds totaling $258 thousand with a yield of 9%.  Held-to-maturity investments as at December 31, 2011 were made up of Government of Canada Bonds totaling $12.0 million with a yield of between non-interest bearing to 1.50%.  Any remaining balance was made up of restricted cash that was utilized for monthly mortgage payments.  The bonds were pledged as substitute security for mortgages under defeasance agreements. The mortgages matured on January 1, 2012, March 1, 2012 and April 1, 2012.

For the year ended December 31, 2012 the Company received $1.7 million of distributions (for the year ended December 31, 2011 - $2.2 million) from its investment in equity accounted investees. For the year ended December 31, 2012 the Company made $2.6 million in contributions (for the year ended December 31, 2011 - nil) to its investment in equity accounted investees.

For equity accounted investees in which the Company has less than a 20% ownership interest, the Company has significant influence over these entities as it has the power to participate in the financial and operating policy decisions of the investees but is not able to exercise control or joint control over those policies.

Summary financial information for equity accounted investees, not adjusted for the percentage ownership held by the Company is as follows:

December 31, 2012	Assets	Liabilities	Revenues	Expenses	Profit
Equity Accounted Investments	$208,719	$76,097	$35,865	$10,749	$25,115
Cost Accounted Investment	$27,905	$13,815	$6,595	$2,017	$4,579

December 31, 2011	Assets	Liabilities	Revenues	Expenses	Profit
Equity Accounted Investments	$195,490	$85,216	$30,207	$11,194	$19,013
Cost Accounted Investment	$21,352	$11,436	$3,787	$2,015	$1,772

In December 2012, Marche de L’Ouest (the property owned by MDO Limited Partnership), was sold for $27.0 million. Partial distribution to the partners of the net proceeds after settlement of liabilities was made in January 2013 with the remainder expected to follow in April 2013. The Company’s share of the distribution is $4.6 million of which $2.0 million was received in January 2013 and the remaining $2.6 million is expected to be received in April 2013.

6.         Receivables

Receivables consist of the following:

	December 31,	December 31,
	2012	2011
Tenant accounts receivable, net of allowance	$756	$487
Excise tax	168	—
Other receivables	218	529
Total receivables	$1,142	$1,016

The Company determines its allowance for doubtful accounts on a tenant-by-tenant basis taking into consideration lease terms, industry conditions, and status of the tenants’ accounts, among other factors.  Accounts are written off only when all collection efforts have been exhausted.  Allowance for doubtful accounts balance as at December 31, 2012 is $76 thousand (December 31, 2011 - $16 thousand). This amount is deducted from tenant accounts receivable.

There were no impairment losses recognized during the year ended December 31, 2012 (for the year ended December 31, 2011 — nil).

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

7.         Prepaid Expenses and Deposits

Prepaid expenses and deposits consist of the following:

	December 31,	December 31,
	2012	2011
Prepaid expenses	$1,577	$1,469
Deposits for acquisitions and financings	270	750
Other deposits, primarily property tax escrows under mortgage agreements	1,124	1,125
Total prepaid expenses and deposits	$2,971	$3,344

8.         Notes Receivable

The notes receivable are owed by co-owners of investment properties as a result of funding requirements on a short-term basis during development of investment properties, and by minority interest shareholders of consolidated entities.  The notes are due on demand.

9.         Debentures Payable

Debentures payable consist of the following:

	Maturity Date	Interest Rate	December 31, 2012	December 31, 2011
Convertible(1)
Series V	October 14, 2014	8.0%	$—	$15,930
Series VI	March 31, 2015	7.5%	21,865	23,602
Total convertible debentures			$21,865	$39,532

(1)  Recorded at fair value

Convertible subordinate debentures are unsecured. Convertible debenture terms are as follows:

Series VI
Conversion price	$3.80
Company’s first redemption date	March 31, 2013
Maturity date	March 31, 2015
Face value outstanding December 31, 2012	$16,695

For the year ended December 31, 2012, holders of $11.5 million of Series V convertible debentures, and $1.7 million of Series VI convertible debentures (for the year ended December 31, 2011 - $5.0 million of Series IV convertible debentures, $1.0 million of Series V convertible debentures and $855 thousand of Series VI convertible debentures) exercised their option to convert to 3.4 million common shares and 459 thousand common shares, respectively (for the year ended December 31, 2011 — 1,250 thousand common shares, 299 thousand common shares and 225 thousand common shares, respectively).

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

10.       Mortgage Bonds Payable

Mortgage bonds payable are secured by the following properties:

			December 31,	December 31,
	Series	Series	2012	2011
	V	VI	Total	Total
Grand Falls Shopping Mall, Grand Falls, NB, 2nd Mortgage	$—	$—	$—	$960
Commercial Street-Phase 2, New Minas, NS, 1st Mortgage	—	—	—	224
Fairville Boulevard (ANBL), Saint John, NB, 1st Mortgage	—	900	900	900
Boulevard Hebert Plaza, Edmundston, NB, 1st Mortgage	1,185	—	1,185	1,185
Miramichi West, Miramichi, NB, 2nd Mortgage	—	—	—	235
Miramichi Phase II, Miramichi, NB, 2nd Mortgage	—	—	—	177
Main & Victoria, Shediac, NB, 2nd Mortgage	—	—	—	167
Main & Western, Sussex, NB, 2nd Mortgage	—	—	—	218
Starrs Road Plaza, Yarmouth, NS, 2nd Mortgage	—	—	—	379
Kenmount Road Plaza, St. John’s, NL, 2nd Mortgage	—	—	—	317
Airport Blvd. Plaza, Gander, NL, 2nd Mortgage	—	—	—	323
Bourque & Haut-Bois, Sherbrooke, QC, 1st Mortgage	—	—	—	3,000
Gross mortgage bonds payable	$1,185	$900	$2,085	$8,085
Less: unamortized finance charges			(20)	(40)
Less: current portion of mortgage bonds payable			—	(6,000)
Net mortgage bonds payable — long-term portion			$2,065	$2,045

	Series V	Series VI
Interest Rate	8.0%	5.25%
Maturity Date	June 4, 2016	February 24, 2016
Amount	$1,185	$900

The mortgage bonds have been secured by first or second charges against the respective properties.  Mortgage bonds can be deployed up to 90% of the cost of a property under a first or second charge on that property. If it is a second charge, the total debt, including mortgage bonds, cannot exceed 90%.

Series IV mortgage bonds of $3 million matured on June 30, 2012 and $3 million in Series VII mortgage bonds matured on May 31, 2012.  Both were repaid on maturity.  The Company has no right to redeem the Series V or VI bonds prior to the maturity date.

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

11.       Mortgages Payable

	Rate	Weighted	Maturity	December 31,	December 31,
	Range	Average	Dates	2012	2011
Fixed rate loans	4.21% - 7.97%	5.78%	Up to June 2031	$248,097	$250,077
Less: unamortized finance charges				(2,638)	(3,153)
Total net fixed rate loans				245,459	246,924
Variable rate loans:
- $20 million development facility	Prime plus 1.00% or BA plus 2.75%		July 31, 2013	4,912	—
- $15 million development facility	Prime plus 1.00% or BA plus 2.50%		July 31, 2013	5,094	—
- $4 million secured construction loan	Prime plus 1.25%		June 30, 2013	3,259	—
Less: unamortized finance charges				(87)	(70)
Total net variable rate loans				13,178	(70)
Net mortgages payable				258,637	246,854
Impact of interest rate swaps				385	433
Less: current portion of mortgages payable				(44,374)	(19,261)
Total mortgages payable — long-term portion				$214,648	$228,026

All mortgages are secured by charges against specific assets.  The unamortized finance charges are made up of fees and costs incurred to obtain the mortgage financing less accumulated amortization.

Included in net mortgages payable are $4.0 million of mortgages obtained in 2010, which were converted from variable rate mortgages to fixed rate mortgages through the use of interest rate swaps entered into with a Canadian chartered bank.  The terms of the mortgages and associated interest rate swaps were 10 years, expiring July 31, 2020.  These interest rate swaps are valued quarterly and are recognized at fair value in mortgages payable with changes in the fair value reflected in profit and loss.

To fund development activities the Company has two 365-day revolving acquisition and development facilities with Canadian chartered banks available upon pledging of specific assets.  One is a $20 million facility that bears interest at prime plus 1.00% or BAs plus 2.75%, and the other is a $15 million facility that bears interest at prime plus 1.00% or BAs plus 2.50%. At December 31, 2012 there is $25 million available on these development lines (December 31, 2011 - $35 million). Funding is secured by first mortgage charges on development properties.  The Company must maintain certain financial ratios to comply with the facilities.  These covenants include loan-to-value, debt service, interest coverage and occupancy ratios, as well as shareholder equity tests. As of December 31, 2012 the Company is in compliance with all covenants.

12.       Bank Indebtedness

The Company has a $10.0 million operating line of credit facility with a Canadian chartered bank at the rate of prime plus 1.00% or BAs plus 2.50%, maturing November 30, 2013.  The amount available to be drawn fluctuates depending on the specific assets pledged as security.  At December 31, 2012, $3.6 million (December 31, 2011 — nil) was drawn on the facility and therefore the maximum amount available to be drawn on the facility was $6.2 million (December 31, 2011 — $9.6 million), net of letters of credit outstanding of $137 thousand (December 31, 2011 - $435 thousand).  As security, the Company has provided a $12 million demand debenture secured by a first mortgage over seven properties.

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

13.       Notes Payable

Notes payable consist of the following:

	Interest	December 31,	December 31,
	Rate	2012	2011

Non-interest bearing notes:

Entities owned (directly and indirectly), controlled or significantly influenced by Michael Zakuta, President, CEO and Director of the Company	n/a	$261	$261

Unrelated parties and non-controlling interests	n/a	896	790
Total notes payable		$1,157	$1,051

14.       Income Taxes

As a mutual fund corporation, the Company is entitled to a refund of income taxes paid in respect of realized qualifying capital gains upon payment of sufficient capital gains dividends to residents of Canada to affect a refund.

The Company has $1.1 million in refundable capital gains tax in 2012 (for the year ended December 31, 2011 - $125 thousand) and triggered refunds of $108 thousand from the payment of capital gains dividends (for the year ended December 31, 2011 - nil).  At December 31, 2012 the Company has a refundable capital gains balance of $1.2 million (December 31, 2011 - $210 thousand).

The reconciliation of the tax expense deducted in the determination of profit for the year, with the tax expense that would have resulted from the application of the statutory rates applicable to the Company is as follows:

	2012	2011
Profit before income tax	$61,310	$39,455
Combined Canadian federal and provincial income tax rate(1)	39.45%	39.50%
Expected income tax provision	$24,186	$15,589

Permanent difference of minority interest and non consolidated investments	(1,873)	(980)
Impact of tax rate changes	—	1,099
Impact of items taxed at capital gains rate	(8,044)	(4,830)
Impact of capital gains refund	(108)	—
Other	76	(360)
Total income tax expense included in profit for the year	$14,237	$10,518
Effective tax rate	23.2%	26.7%

	December 31, 2012	December 31, 2011

Current tax	$1,061	$169
Deferred tax
Origination and reversal of temporary differences	13,176	9,250
Change in tax rate(2)	—	1,099
	13,176	10,349
Total income tax expense included in profit for the year	$14,237	$10,518

(1)  Change in rate is a result of a change in income allocation to various provinces

(2)  Effect of substantively enacted corporate income tax rate

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

The income tax effects of temporary differences that gave rise to significant portions of deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,	December 31,
	2012	2011
Deferred income tax assets
Tax loss carry-forwards of Plazacorp Retail Properties Ltd.	$725	$1,336
Tax loss carry-forwards of subsidiary corporations	1,175	843
Tax loss carry-forwards from subsidiary trusts	3,790	3,795
Tax loss carry-forwards from limited partnerships	43	—
Deferred financing costs	—	113
Total deferred income tax assets	5,733	6,087
Deferred income tax liabilities
Income producing properties	61,745	49,443
Investments	6,318	5,578
Deferred financing costs	49	—
Total deferred income tax liabilities	68,112	55,021
Less: minority interests	(1,945)	(1,676)
Net deferred income tax liability	$60,434	$47,258

Net deferred income tax liability is as follows:
Deferred income tax asset	$(951)	$(609)
Deferred income tax liability	61,385	47,867
Net deferred income tax liability	$60,434	$47,258

The Company and its consolidated subsidiaries have income tax loss carry-forwards expiring as follows:

Year	Plazacorp Retail Properties Ltd.	Consolidated Subsidiaries	Total
2015	$—	$75	$75
2026	1,838	5,252	7,090
2027	—	3,775	3,775
2028	—	1,523	1,523
2031	—	700	700
2032	—	1,457	1,457
Total	$1,838	$12,782	$14,620

The income tax benefit of these losses has been recognized in the financial statements by reducing the deferred income tax liability arising from the difference between the tax and book values of income producing properties and other assets.

15.       Short-Term Employee Benefits

Total short-term employee benefits paid by the Company during the year were $7.3 million, of which $2.9 million is included in operating expenses, $4.0 million is included in administrative expenses, and $0.4 million is included in income producing properties (for the year ended December 31, 2011 - $4.2 million, of which $2.0 million in operating expenses, $2.0 million in administrative expenses and $0.2 million in income producing properties).

16.       Share Capital

(a)        Authorized

The Company has authorized an unlimited number of preferred shares and an unlimited number of common voting shares.

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

(b)        Issued and Outstanding

	December 31, 2012		December 31, 2011
	Shares		Shares
	(000s)	Amount	(000s)	Amount
Common shares outstanding, beginning of the year	59,878	$87,550	50,189	$47,395
Issuance of common shares:
Shares issued through exercise of stock options	120	582	20	60
Shares issued through dividend reinvestment plan	146	687	305	1,298
Shares issued through equity raise(1)	—	—	7,590	30,861
Shares issued through debt conversion
- face value debentures	3,836	13,227	1,774	6,873
- impact of fair value of convertible debentures	—	5,113	—	1,063
Common shares outstanding, end of the year	63,980	$107,159	59,878	$87,550

(1)  Net of deferred income tax asset of $665 thousand.

The Company is a mutual fund corporation as defined in the Income Tax Act (Canada) and as such, shareholders have the right to redeem their common shares at 90% of the lesser of the Market Price of the share (Market Price is defined as the weighted average trading price of the previous 180 trading days) and the most recent Closing Market Price at the time of the redemption.  The redemption price may be satisfied by either cash or a note payable, at the discretion of the Company.  The note payable would bear interest at a rate equal to the prescribed rate of interest under the Income Tax Act (Canada) in effect at the time of its issue, and will mature and be fully repaid two years after issuance.  The notes may also be prepaid without penalty.   For the year ended December 31, 2012 no shareholder had redeemed shares under the mutual fund corporation provisions (December 31, 2011 — nil).

The Company has a Dividend Reinvestment Plan to enable Canadian resident shareholders to acquire additional shares of the Company through the reinvestment of dividends on their shares.  Shares issued in connection with the Dividend Reinvestment Plan are issued directly from the treasury of the Company at a price based on the weighted average closing price of the shares for the 20 trading days immediately preceding the relevant dividend date. Participants also receive “bonus shares” in an amount equal to 3% of the dividend amount reinvested. Pursuant to the Company’s Dividend Reinvestment Plan, during the year ended December 31, 2012, shareholders were issued 146 thousand shares at a weighted average price of $4.72 per share (for the year ended December 31, 2011 — 305 thousand shares at a weighted average price of $4.25 per share).

17.       Restricted Share Unit Plan

The Company has a Restricted Share Unit Plan (“RSU Plan”) to enable the Company to reward directors, senior management and employees for their sustained contributions and to assist in attracting, retaining and motivating directors, senior management and employees of the Company.  Restricted Share Units (“RSUs”) may be granted from time to time on a discretionary basis by the Administrator (the Corporate Governance and Compensation Committee of the Board of Directors). Each RSU notionally represents a share in the Company. Each RSU credited to a participant, shall receive a distribution of additional RSUs equal to the amount of dividends paid per share by the Company on its common shares (“Dividend RSUs”). The number of Dividend RSUs to be issued for each dividend payment will be equal to the aggregate amount of such dividend payable to a participant on his or her RSUs divided by the volume weighted average closing price of shares for the five trading days immediately preceding such applicable day. The Dividend RSUs vest immediately and are redeemed by the participant in either cash or shares. The RSUs will vest as follows: one-third of a given award on the first anniversary of the grant date, one-third on the second anniversary of the grant date and the balance on the third anniversary of the grant date. Upon vesting, a participant must redeem the RSUs for cash or shares or a combination of both. Currently, the maximum number of shares that may be issued under the RSU Plan upon the redemption of RSUs and Dividend RSUs is 5,879,261. On December 17, 2012, 145,200 RSUs were granted.

18.       Stock Options

The Company has a stock option plan whereby officers, directors and certain employees of the Company or its affiliates may be granted stock options at an exercise price not less than 100% of the market value on the date of grant.

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

A summary of the common share options outstanding is as follows (in thousands):

	Directors’ Options		Employees’ Options
	December 31,	December 31,	December 31,	December
	2012	2011	2012	31, 2011
Options outstanding, beginning of the year	120	120	—	20
Options granted	—	—	—	—
Options expired	—	—	—	—
Options exercised	(120)	—	—	(20)
Options outstanding, end of the year	—	120	—	—
Outstanding options that are exercisable	—	120	—	—

The Company has no current intention to issue any stock options in the future under the stock option plan.

19.       Dividends per Share

Dividends are declared quarterly at the discretion of the Board of Directors of the Company.

For the year ended December 31, 2012, the dividends paid were $13.1 million or $0.2150 per share (for the year ended December 31, 2011 - $11.0 million or $0.20625 per share).

20.       Change in Non-Cash Working Capital

	2012	2011
Receivables	$(379)	$110
Prepaid expenses and mortgage deposits	(106)	184
Accounts payable and accrued liabilities	505	283
Income taxes payable	3	46
Total cash from change in non-cash working capital	$23	$623

21.       Internalization

Prior to July 1, 2011, Plaza Group Management Limited provided property management and corporate management services to the Company.  In Quebec, staff of Les Immeubles Plaza Z-Corp Inc. handled management duties under a separate management agreement with the Company.

Plaza Group Management Limited was controlled by two directors of the Company, namely Michael Zakuta and Earl Brewer. Les Immeubles Plaza Z-Corp Inc. is controlled by Michael Zakuta.

On July 1, 2011, the Company purchased the shares of Plaza Group Management Limited.  The acquisition was a business combination, however, services provided under the management agreement were at market rates, so there was no gain or loss on the settlement of the pre-existing relationship.  Total consideration of $113 thousand was attributed to the capital assets. As a result of this transaction, property management and corporate management were internalized and the Company manages all of its properties including properties previously managed by Plaza Z-Corp Inc.  As part of the transaction, employees of Plaza Z-Corp Inc. that previously provided services to the Company were employed by Plaza Group Management Limited. Both management agreements previously in place were terminated.

22.       Related Parties

The following are the related party transactions of the Company.  All related party transactions have been recorded at the exchange amount.

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

(a)  Bonds and Debentures

The Directors own directly or indirectly the following mortgage bonds and debentures of the Company (stated at face value):

	December 31, 2012	December 31, 2011
Barbara Trenholm	$—	$100
Earl Brewer	219	1,481
Edouard Babineau	350	2,000
Michael Zakuta	670	781
Richard Hamm	—	250
Stephen Johnson	750	850
Total related party mortgage bonds and debentures	$1,989	$5,462

During 2012, Barbara Trenholm redeemed $100 thousand in expired mortgage bonds, Earl Brewer converted $1.042 million of convertible debentures to shares and redeemed $220 thousand in expired mortgage bonds, Edouard Babineau converted $1.4 million of convertible debentures to shares and redeemed $250 thousand in expired mortgage bonds, Michael Zakuta redeemed $111 thousand in expired mortgage bonds, Richard Hamm converted $250 thousand of convertible debentures to shares, and Stephen Johnson redeemed $100 thousand in expired mortgage bonds.

Other key management personnel own $45 thousand in mortgage bonds of the Company at December 31, 2012 (December 31, 2011 - $105 thousand).

(b) Other Transactions with Key Management Personnel

(i)                           The Company is party to nine ground leases with TC Land LP, an entity controlled by Michael Zakuta and Earl Brewer and pays annual rent of $877 thousand under these leases.   The land leases expire at various times from October 2043 to November 2047, subject to options to renew.  All of these leases have options to purchase, of which 1 is at a fixed price and the others are at fair market value.

(ii)                        Two directors directly or beneficially, through companies they control, hold interests in common with the Company’s 25% interest in the Gateway Mall, Sussex, NB, being Earl Brewer (25%) and Michael Zakuta (21.5%).  There are no loans outstanding or fees charged by the related parties as a result of the joint ownership.

(iii)                     Earl Brewer and Michael Zakuta hold interests in common with the Company’s 10% interest in Northwest Plaza Commercial Trust, the owner of the Northwest Centre, Moncton, NB.  There are no loans outstanding or fees charged by the related parties as a result of the joint ownership.

(iv)                    Notes payable of $261 thousand (December 31, 2011 - $261 thousand) are owed to parties controlled directly or indirectly by Michael Zakuta.  The non-interest bearing notes existed at the time of acquisition of properties in September 2000 and are repayable on sale or refinancing of the related assets. See Note 13.

(v)                       On July 1, 2011, as part of the internalization (see Note 21), Plaza Group Management Limited entered into an aircraft operating agreement with Plaza Atlantic Limited (a company owned by Michael Zakuta and Earl Brewer) with respect to the use and operation of a turbo-prop airplane, used from time to time by Plaza Group Management Limited and the Company to facilitate more timely access to properties across the Company’s portfolio mainly for construction and development. Costs associated with the use of the airplane for the year ended December 31, 2012 were $599 thousand (July 1, 2011 to December 31, 2011 - $205 thousand).

(vi)                    Plaza Group Management Limited is a party to an office lease for the Company’s corporate headquarters in Fredericton, NB.  The owner of the office building (and counter-party to the office lease) is a company indirectly owned by Michael Zakuta and Earl Brewer. Basic minimum rent under this office lease is $201 thousand per year. The lease expires March 31, 2014.

(vii)                 Plaza Group Management Limited manages certain properties owned directly or indirectly by Michael Zakuta and Earl Brewer, namely 527 Queen Street, Fredericton, NB and 271 Queen Street, Fredericton, NB.

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

(c)           Management Agreements

Prior to the internalization on July 1, 2011 (see Note 21), Plaza Group Management Limited provided property management and corporate management services to the Company.   In Quebec, staff of Les Immeubles Plaza Z-Corp Inc. handled management duties under a separate management agreement with the Company.  The basis of fee payments prior to July 1, 2011 under the management agreements was as follows:

Plaza Group Management Limited Fee Structure

Property management	3% of gross rents paid.
Corporate management	¾% of gross rents paid in the preceding fiscal year.
Leasing	4% of net rental revenue per year for first five years of lease term. 2% of net rental revenue per year for years six to ten of lease term. Leasing fees for renewal are at 50% of the above rates.
Development	4% of costs of construction on development projects.
10% of tenant improvement costs on non-development projects.
Debt financing	3/4 % of loan amount where no outside broker is involved.
1/4 % of loan amount where an outside broker is involved.
Capital	Where and when permitted by securities law:
3% of capital raised where no external broker is involved.
1 1/2 % of capital raised where no external broker is involved and where the proceeds are used to retire/redeem maturing capital.
3/4 % of capital raised where an outside broker is involved.
Acquisitions	2% of the purchase price of assets or capitalized value of land leases.
Dispositions	1 1/2 % of the proceeds of disposition on assets.
Legal services	Cost recovery basis, equal to $185 per hour.

The following amounts were charged under the agreements prior to July 1, 2011:

Fee Category	Included for Reporting Purposes In	2011
Property management	Property operating expenses	$777
Corporate management	Administrative expenses	194
Leasing	Investment properties	616
Development	Investment properties	606
Financing and capital	Debt or equity	301
Acquisitions	Investment properties	49
Dispositions	Gain or loss on disposal of investment properties	—
Legal services	Varied based on service provided	343
Total		$2,886

(d)           Remuneration of Key Management Personnel

Key management personnel are those persons having authority and responsibility for planning, directing, and controlling the activities of the entity, directly or indirectly, including any Director of the entity.  The remuneration of Directors and other key management personnel of the Company during the years ended December 31, 2012 and 2011 was as follows:

	2012	2011
Total key management personnel compensation — short-term employee benefits(1)	$1,888	$1,796

(1)         Total compensation paid by Plaza Group Management Limited, prior to the internalization for 2011 was $897 thousand.  This amount is not included in the financial statements of the Company but is included in this chart.

During the years ended December 31, 2012 and 2011 there were no amounts paid in post employment benefits, long-term benefits or termination benefits. There were 40,000 RSUs granted to key management personnel.

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

(e)  Significant Subsidiaries

	Ownership Interest
	December 31, 2012	December 31, 2011
Plazacorp REIT	100%	100%
Plazacorp Operating Trust	100%	100%
Plazacorp Master Limited Partnership	100%	100%
Lemarchant Property Holdings Inc.	100%	100%
Plaza Retail Limited Partnership #1	100%	100%
Bedford Commons 2 Property Holdings Inc.	100%	100%
Plaza LPC Commercial Trust	100%	100%
Commercial Street Plaza Trust	100%	100%
Plaza Group Management Limited	100%	100%
Stavanger Torbay Limited Partnership	90%	90%
Spring Park Plaza Inc.	85%	85%
Granville Street Properties Limited Partnership	60%	60%
Wildan Properties Limited Partnership	60%	60%
Exhibition Plaza Inc.	55%	55%

23.      Interests in Joint Ventures

As described in Note 3(a), the consolidated financial statements include the Company’s proportionate interest in its activities conducted jointly with other parties.  The following amounts represent the total proportionate amounts consolidated for these joint ventures:

	December 31, 2012	December 31, 2011
Assets	$127,564	$109,511
Current liabilities	11,602	5,417
Long term liabilities	52,535	55,777
Revenues	23,346	15,928
Expenses	7,110	6,938

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

The chart below details the Company’s ownership interest of direct and indirect investments and co-ownerships in real estate assets.

	Ownership Interest
	December 31, 2012	December 31, 2011
Accounting Method – Proportionate Consolidation
Les Galeries Montmagny and Plaza Tache, QC	50%	50%
RBEG Limited Partnership, QC	50%	50%
Bureau en Gross, QC	50%	50%
Magog, QC	50%	50%
Carrefour des Seigneurs, QC	25%	25%
Plaza BDP, QC	37.5%	37.5%
CPRDL, QC	50%	50%
Plaza Jean XXIII, QC	50%	50%
Plaza BBRF, QC	50%	50%
90 Boulevard Tache Ouest, QC	50%	50%
Jean Talon, QC	50%	50%
Plaza TS Magog, QC	50%	50%
Bourque & Haut-Bois, QC	50%	50%
Boisbriand, QC	33%	—
Queen Mary, QC	25%	—
201 Chain Lake Drive, NS	50%	50%
209 Chain Lake Drive, NS	50%	50%
Tacoma Centre, NS	50%	50%
Tacoma Valley Field, NS	50%	50%
Robie Street Plaza, NS	25%	25%
Wyse Road, NS	50%	—
15260 Yonge Street, ON	50%	50%
Scott Street Plaza, ON	50%	50%
St. Josephs Boulevard, ON	50%	50%
Civic Centre Road, ON	50%	50%
Port Hope Plaza, ON	50%	50%
Dufferin & Wilson (Perth), ON	50%	50%
615 King Street, Gananoque, ON	50%	50%
Plazacorp Ontario2 Limited Partnership:
Amherstview, ON	50%	50%
Scugog Street Port Perry, ON	50%	50%
Plazacorp Ontario3 Limited Partnership:
King & Mill, ON	50%	50%
Plazacorp Ontario4 Limited Partnership:
Manotick, ON	50%	50%
KGH Plaza, NB	25%	25%
681 Mountain Road, NB	25%	25%
201 Main Street, NB	25%	25%
Gateway Mall, NB	25%	25%
University Plaza, PE	43%	43%

24.          Contingencies, Commitments, Guarantees, Indemnities, Litigation and Provisions

(a)           Contingencies

The $20.0 million development line of credit has a letter-of-credit limit of $1.5 million available. As at December 31, 2012, there were no letters-of-credit issued and outstanding under this line of credit (December 31, 2011 — nil).

The $15.0 million development line of credit has a letter-of-credit limit of $500 thousand available.  As at December 31, 2012, there were no letters-of-credit issued and outstanding under this line of credit (December 31, 2011 — nil).

The $10.0 million operating line of credit has $2 million available for use in the form of letters-of-credit. As at December 31, 2012, $137 thousand (December 31, 2011 - $435 thousand) of such letters-of-credit were issued and outstanding.

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

(b)           Commitments

The Company’s estimated commitments in respect of certain projects under development and other long-term obligations are as follows:

	Year 1 2013	Year 2 2014	Year 3 2015	Year 4 2016	Year 5 2017	After 5 Years	Face Value Total
Mortgages – periodic payments	$4,435	$3,963	$3,742	$3,620	$3,149	$17,277	$36,186
Mortgages – due at maturity (1)	29,933	19,286	13,968	27,620	21,547	103,201	215,555
Development lines of credit	10,006	—	—	—	—	—	10,006
Bank indebtedness	3,647	—	—	—	—	—	3,647
Mortgage bonds payable	—	—	—	2,085	—	—	2,085
Debentures (2)	—	—	16,695	—	—	—	16,695
Operating land leases (3)	2,717	2,781	2,805	2,825	2,868	142,087	156,083
Office lease	201	50					251
Development activities	3,031	—	—	—	—	—	3,031
Total contractual obligations	$53,970	$26,080	$37,210	$36,150	$27,564	$262,565	$443,539

(1)  Includes interest rate swaps.

(2)  Stated at face value.

(3)  Operating land leases expire on dates ranging from 2017 to 2084 (including automatic renewal periods) with non-automatic renewal options ranging from 10 to 66 years.

(c)           Guarantees and Indemnities

The Company continues to guarantee certain debt assumed by purchasers in connection with past dispositions of properties. These guarantees will remain until the debt is modified, refinanced or extinguished.   These commitments are subject to indemnity agreements.  The estimated amount of the debt subject to such guarantees at December 31, 2012 is $6.4 million (December 31, 2011 - $14.1 million) consisting of a mortgage which expires on May 1, 2013.   As well, a $7.8 million commitment (December 31, 2011 - $8.0 million) relating to the mortgages on four assets in which the Company sold a 75% interest in January of 2009 is also subject to guarantees by the Company.   These mortgages have a weighted average remaining term of 4.9 years (December 31, 2011 - 3.9 years).

The Company is contingently liable for certain obligations of its co-venturers. The guarantees provided to the mortgagees of three free-standing properties located in Granby, QC, Amherstview, ON and Port Perry, ON are subject to cross-guarantees provided by the other 50% co-owners for the full amounts of the loans.   As at December 31, 2012 the Company’s total exposure on the cross-guarantees is $618 thousand for the Granby, QC property (December 31, 2011 - $633 thousand) and $4.0 million for the Amherstview and Port Perry, ON properties (December 31, 2011 - $4.1 million).

(d)           Litigation

The Company believes that any liability that may arise from current or pending litigation would not have a significant adverse effect on these financial statements.

(e)           Provisions

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably and it is probable that an outflow of economic benefits will be required to settle the obligation.   The Company has no provisions recorded at December 31, 2012 (December 31, 2011 — nil).

25.          Financial Risk Management

In the normal course of its business, the Company is exposed to a number of risks that can affect its operating performance. The Company’s Board of Directors monitors management compliance with the Company’s risk management policies through periodic reviews. These risks and the action taken to manage them are as follows:

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

(a)           Interest Rate Risk

The Company adopts a policy of holding floating rate debt only for properties under development and those pledged to support the operating line of credit.  All other debt is converted to fixed rate debt, when market conditions are favorable, as soon as practical after an asset attains income producing status.

The Company has classified its fixed rate financial assets and liabilities as held-to-maturity.  Therefore a change in interest rates at the reporting date would not affect profit or loss on these.  The Company minimizes its exposure to fixed rate interest risk by staggering the maturities in order to avoid excessive amounts of debt maturing in any one year.  If market conditions warrant, the Company may attempt to renegotiate its existing debt to take advantage of lower interest rates.

The Company had entered into interest rate swap contracts with a Canadian chartered bank in connection with mortgages obtained in 2010, in order to convert the mortgages from variable rates to fixed rates (see Note 11).  The interest rate swap contracts have been recorded at fair value in mortgages payable with changes in fair value reflected in profit and loss.  The fair value of these contracts results in a liability, for the Company’s share, of $385 thousand at December 31, 2012 (December 31, 2011 — $433 thousand). There is a risk that interest rates will fluctuate during the term of the mortgages.  The Company intends to hold the mortgages to maturity and therefore would not realize the fair value fluctuations.

Trade receivables and payables (other than tenant deposits) are interest free and have settlement dates within one year.

An increase of 100 basis points in interest rates at December 31, 2012 if applied to all outstanding floating rate instruments would increase interest expense and decrease pre-tax profit by $133 thousand (December 31, 2011 — nil as the Company had no floating rate debt outstanding).

(b)           Lease Rollover and Occupancy Risk

The Company is exposed to the risk of not being able to replace tenants as leases expire or development space becomes available.    The  hypothetical  impact  to  net  property  operating  income  of  a  change  in  occupancy  of  1%  would  be approximately $368 thousand per annum.  The Company’s principal management of occupancy risk involves the skewing of tenancies towards national tenants, the signing of longer term leases and significant preleasing of development space.  As well, the Company attempts to stagger the lease expiry profile so that the Company is not faced with a disproportionate amount of square footage of leases expiring in any one year.   The Company further mitigates this risk by maintaining a diversified portfolio mix both by retail asset type and geographic location and maintaining a well staffed and highly skilled leasing department to deal with all leasing issues.

(c)           Credit Risk

Credit risk arises from the possibility that tenants may experience financial difficulty and will be unable to fulfill their lease commitments.  The Company mitigates the risk of credit loss by ensuring that its tenant mix is diversified and weighted to national and regional tenants, which now comprise 93.5% of the in-place tenant base (December 31, 2011 — 93.6%). As well, the Company limits loans granted under lease arrangements to high credit-rated national tenants.

The Company minimizes its credit risk on investment bonds by having them consist of Government of Canada bonds.

The Company generally provides financial guarantees only to wholly-owned subsidiaries and joint venture partners only during the development periods, subject to reciprocal indemnities, by utilizing established development lines of credit. Where lenders of first mortgages on joint venture properties require financial guarantees from the Company, reciprocal indemnities are obtained from the Company’s joint venture partners. Guarantees are generally limited to the lower of 75% of the asset cost or 65% of the fair market value. See Note 24(c) for details of guarantees.

The Company limits cash transactions to high quality financial institutions to minimize its credit risk from cash and cash equivalents.

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

The carrying amount of financial assets represents the maximum credit exposure.  The maximum exposure to credit risk at the reporting date was:

Carrying Amount	December 31, 2012	December 31, 2011
Held-to-maturity investments	$258	$15,548
Tenant loans, receivables and notes receivable	2,344	3,976
Cash	3,152	3,767
Total	$5,754	$23,291

The Company’s most significant customer, a national retailer, accounts for the $939 thousand of tenant loans as at December 31, 2012 (December 31, 2011- $1.4 million).  This retailer represents 23.5% of monthly gross rents in place at December 31, 2012. The top 10 tenants collectively represent approximately 53.7% of monthly gross rents in place.

Deposits refundable to tenants may be withheld by the Company in part or in whole if receivables due from the tenant are not settled or in case of other breaches of contract.

(d)           Liquidity and Debt Market Risk

Prudent liquidity risk management implies maintaining sufficient cash and an adequate amount of committed credit facilities to run its business and pay obligations as they come due.  The Company manages its cash resources and committed credit facilities based on financial forecasts and anticipated cash flows.  In terms of debt, there is always the risk that lenders may tighten their lending standards, which could make it challenging for the Company to obtain financing on favourable terms or any terms at all.  If this were to occur, it could adversely impact the Company.  The Company staggers the maturities of its long-term debt to avoid excessive amounts of debt maturing in any one year.  Several mortgages and the development lines contain material adverse change clauses which entitle the lenders to demand partial or full loan repayment when there are material adverse changes in the Company’s financial position.  The Company has determined that circumstances that could trigger action by a lender under these clauses are unlikely.

The following are the contractual maturities of financial liabilities, including estimated interest payments and excluding the impact of netting agreements.

	Carrying amount	Contractual cash flow	1-2 years	2-5 years	More than 5 years
Accounts payable and accrued liabilities	5,888	5,888	5,888	—	—
Debentures payable	21,865	19,512	2,504	17,008	—
Notes payable	1,157	1,157	1,157	—	—
Bank indebtedness	3,647	3,780	3,780	—	—
Mortgage bonds payable	2,065	2,566	284	2,282	—
Mortgages payable	259,022	337,261	92,959	98,675	145,627

It is not expected that the cash flows included in the maturity analysis could occur significantly earlier, or at significantly different amounts.

(e)           Fair Value

Generally, trading values for the Company’s financial instruments are not available.  In determining estimates of the fair values of the financial instruments, the Company must make assumptions regarding current market rates, considering the term of the instrument and its risk.  Current market rates are generally selected from a range of potentially acceptable rates and accordingly, other effective rates and fair values are possible.  The rates used in determining the fair value of fixed rate mortgages are corresponding term Government of Canada Bonds plus credit spreads of 2.15% to 2.70% (December 31, 2011 — 1.80% to 2.45%). The rates used to determine the fair value of mortgage bonds range from 4.90% to 5.00% (December 31, 2011 — 5.25% to 7.00%).

The following chart shows the estimated fair value of the Company’s long-term debt (including mortgages payable, mortgage bonds payable and notes payable).

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

	Book Value	Fair Value	Book Value	Fair Value
	December 31,	December 31,	December 31,	December 31,
	2012	2012	2011	2011
Total net fixed rate mortgage loans (1)	$245,844	$264,027	$247,357	$255,780
Total net variable rate mortgage loans	13,178	13,178	(70)	(70)
Mortgage bonds payable	2,065	2,205	8,045	8,194
Notes payable	1,157	1,157	1,051	1,051
Total	$262,244	$280,567	$256,383	$264,955

(1)  Includes the impact of interest rate swaps.

The fair value of the Company’s financial assets and liabilities that represent net working capital, including cash, receivables, notes receivable, bank indebtedness and accounts payable and accrued liabilities approximate their recorded values due to their short-term nature.

The fair value of the tenant loans approximate their book value with the interest rates ranging from 7.24% to 9.45% (December 31, 2011 - 7.24% to 9.45%).

The fair value of the Company’s exposure from mortgage guarantees and indemnities are nil.

As at December 31, 2012, the fair value of the Company’s investment in Government of Canada Bonds of $258 thousand (December 31, 2011 - $15.5 million) approximated fair value (December 31, 2011 - below the recorded value by $59 thousand).  The Company had no exposure to financial hedges or embedded derivatives as at December 31, 2012 (December 31, 2011 — nil).

In accordance with IFRS, the Company is required to classify its financial instruments carried at fair value in the financial statements using a fair value hierarchy that exhibits the significance of the inputs used in making the measurements.

Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 - Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices).

Level 3 - Inputs for the asset or liability that are not based on observable market data.

Financial assets and liabilities valued within Level 1 of the hierarchy include cash.  The Company’s convertible debentures are valued under Level 2 of the fair value hierarchy.

26.          Capital Management

The primary objective of the Company’s capital management is to ensure that it maintains adequate capital resources in order to support its business and maximize shareholder value.  The Company manages its capital structure with the primary goal of minimizing risk and ensuring the stability of cash flow from properties.  Other goals include maintaining debt service and interest coverage ratios in compliance with bank and debenture covenants.  The Company has defined its capital to include bank indebtedness, mortgages payable, debentures payable, mortgage bonds payable, notes payable and shareholders’ equity.

Bank operating and development lines require maintenance of at least $75 million of shareholders’ equity; maintenance of debt service ratios in excess of 1.5 times; and interest coverage ratios of 1.6 times, with all debt service and interest coverage ratios calculated exclusive of interest charged on subordinate debt and convertible debentures.   In addition, under a development line, the Company must maintain a ratio of mortgages plus bank indebtedness to the book value of its gross assets less fair value adjustments of not more than 70%. The Company is in compliance with all debt covenants.

There were no changes to the Company’s approach to capital management for the year ended December 31, 2012.

Plazacorp Retail Properties Ltd.

Notes to the Consolidated Financial Statements

December 31, 2012 (audited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

The calculation of the total capital is summarized as follows:

	December 31, 2012	December 31, 2011
Total net fixed rate mortgage loans (1)	$245,844	$247,357
Total net variable rate mortgage loans	13,178	(70)
Mortgage bonds payable	2,065	8,045
Debentures payable	21,865	39,532
Bank indebtedness	3,647	—
Notes payable	1,157	1,051
	287,756	295,915
Shareholders’ equity	251,211	198,787
Total	$538,967	$494,702

(1)  Includes the impact of interest rate swaps.

27.          Subsequent Events

Financing

On February 26, 2013, the Company closed Tranche A of a private placement of Unsecured Debentures for $1.585 million. The Debentures have a term of 5 years and an interest rate of 5.0%.  Tranche B in the maximum amount of $2.415 million is expected to close on or about April 15, 2013.  The funds will be used to provide general financing to the Company: (i) to match a loan provided to a vendor/major retailer as part of the Company’s purchase of development lands located in an important retail node in Dieppe, NB; (ii) for acquisitions currently under contract subject to due diligence located in Quebec; and (iii) for general working capital purposes.

Equity-Accounted Investments

In January 2013, the Company received a distribution of $2.0 from MDO Limited Partnership relating to the net proceeds from the sale of Marche de L’Ouest in December 2012.

The joint venture for the Village Shopping Centre was reorganized and converted from a preferred return/residual return structure to a pari-passu co-ownership structure effective January 1, 2013, with the Company’s ownership position becoming 44.5%.  As part of the reorganization, the Village Shopping Centre Limited Partnership was dissolved.  The Company anticipates that as a result of this reorganization, the Village Shopping Centre will be accounted for using proportionate consolidation.

Convertible Debentures

$233 thousand in Series VI convertible debentures were converted to 61,313 shares.

Dividend and Dividend Reinvestment Plan

The Company paid its regular quarterly cash dividend of $0.05625 per common share for a total of $3.4 million on February 15, 2013 and 33 thousand shares were issued at a purchase price of $4.92 per share for a total of $161 thousand under the dividend reinvestment plan.

RSUs

In February 2013, in connection with the regular quarterly cash dividend, the Company issued Dividend RSUs to employees in accordance with the RSU Plan, resulting in 1,038 shares being issued at a price of $4.98 per share for those Dividend RSUs redeemed for shares, and $2,036 being paid for those Dividend RSUs redeemed for cash.